Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 42 to Registration Statement No. 33-98102 on Form N-1A of our report dated December 23, 2009, relating to the financial statements and financial highlights of The Alger Funds II, including Alger Spectra Fund, Alger Green Fund, Alger Analyst Fund, and Alger International Opportunities Fund, appearing in the Annual Report on Form N-CSR of the The Alger Funds II for the year ended October 31, 2009.  We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

December 16, 2010